Exhibit 5.1

Jaime L. Chase

+1 202 728 7096

jchase@cooley.com

June 10, 2020

Kezar Life Sciences, Inc.

4000 Shoreline Court, Suite 300

South San Francisco, California 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Kezar Life Sciences, Inc., a Delaware corporation (the “Company”), of (i) up to 8,865,909 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including up to 1,275,000 shares that may be sold upon the exercise of an option to purchase additional shares of Common Stock and (ii) pre-funded warrants (the “Warrants”) to purchase up to 909,091 shares of Common Stock (the “Warrant Shares”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-232542) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated June 8, 2020, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the form Warrant to be filed as an exhibit to a current report of the Company on Form 8-K, (c) the Company’s Certificate of Incorporation and Bylaws, each as amended and currently in effect, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by persons where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion regarding the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Warrants, of the Company cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

Cooley LLP    1299 Pennsylvania Avenue NW, Suite 700    Washington, DC    20004-2400

t: (202) 842-7800 f: (202) 842-7899 cooley.com

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validated conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company to the purchasers thereof against payment therefor, the Warrants, when sold and issued as contemplated in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Jaime L. Chase
Jaime L. Chase

Cooley LLP    1299 Pennsylvania Avenue NW, Suite 700    Washington, DC    20004-2400

t: (202) 842-7800 f: (202) 842-7899 cooley.com